Property Management Agreement

PROPERTY/PROJECT:	Enders at Baldwin Park
LEGAL NAME:	Waypoint Enders Owner, LLC
COMMENCEMENT DATE:	October 2, 2012	TERMINATION DATE: October 1, 2013
OWNER:	Waypoint Residential
MANAGER:	Bridge Real Estate Group, LLC, (DB/A Waypoint Management)

List of Provisions		Page No.	List of Provisions		Page No.

Section 1	Definitions	2	Section 6	General Covenants of Owner and Manager	8
1.01	Term	2	6.01	Operating Expenses	8
1.02	Fee	2	6.02	Owner’s Right of Inspection and Review	8
1.03	Depository	2	6.03	Indemnification and Hold Harmless	8
1.04	Working Capital Reserve	2	6.04	Indemnification by Manager	8
1.05	Fiscal Year	2	6.05	Survival of Indemnity Obligations	9
1.06	Budget	2
1.07	Gross Receipts	2	Section 7	Defaults and Termination Rights	9
1.08	Project Employees	2	7.01	Default by Manager	9
			7.02	Remedies by Owner	9
			7.03	Defaults by Owner	9
Section 2	Duties and Rights of Manager	3	7.04	Remedies of Manager	9
2.01	Appointment of Manager	3	7.05	Expiration of Term	9
2.02	General Operation	3	7.06	Termination	10
2.03	Budget	4
2.04	Project Employees & Other Personnel	4	Section 8	Insurance and Indemnification	10
2.05	Contracts and Supplies	4	8.01	Property Insurance	10
2.06	Manager’s Services	4	8.02	Owner’s Liability Insurance	10
2.07	Alterations, Repairs & Maintenance	5	8.03	Manager’s Liability Insurance	10
2.08	Licenses and Permits	5	8.04	Owner’s Liability Shall Be Primary	10
2.09	Compliance with Laws	5	8.05	Waiver of Subrogation	10
2.10	Legal Proceedings	5	8.06	Handling Claims	11
2.11	Debts of Owner	5	8.07	Workers’ Compensation Ins.	11
			8.08	Dishonesty Insurance	11
Section 3	Management Fees	6	8.09	Environmental Indemnification	11
3.01	Management Fees	6
3.02	Place of Payment	6	Section 9	Miscellaneous Provisions	11
			9.01	Governing Law	11
Section 4	Procedures for Handling Receipts and Operations Capital	6	9.02	Notices	11
4.01	Bank Deposits	6	9.03	Severability	12
4.02	Security Deposit Account	6	9.04	No Joint Venture or Partnership	12
4.03	Disbursement of Deposits	6	9.05	Modification Termination	12
4.04	Working Capital	6	9.06	Attorneys’ Fees	12
4.05	Excess Funds	6	9.07	Total Agreement	12
4.06	Authorized Signatures	7	9.08	Approvals and Consents	12
			9.09	Casualty	12
Section 5	Accounting	7	9.10	Special Agreements	13
5.01	Books and Records	7	9.11	Competitive Projects	13
5.02	Periodic Statements	7	9.12	Successors and Assigns	13

5.03	Expenses	8	9.13	Additional Compensation	13

			Section 10	Signatures	14

			Exhibit A	Statements and Reports	15
			Exhibit B	Operating Budget	17

Section 1 DEFINITIONS

1.01 TERM

The term of this agreement shall commence on October 2, 2012 (the "Initial Commencement Date") and shall, subject to the provisions hereof terminate one year following the date hereof. This agreement will automatically renew on a year to year basis thereafter until and unless terminated in accordance with the terms hereof.

1.02 FEE

(a) The base management fee payable each month by Owner to Manager hereunder shall be an amount equal to 3.3675% of Gross Receipts, as defined, per month.

(b) If at the end of each calendar quarter, the last three month's actual Controllable Net Operating Income (which excludes insurance, association fees, property taxes and management fees) that exceeds budgeted guidelines for such previous three (3) month period, Owner shall pay to Manager an additional Incentive Fee which shall be equal to 0.3825% of Gross Receipts during such three (3) month period. Unless otherwise defined, Controllable Net Operating Income shall have the meaning and definition assigned to it in the operations Budget attached as exhibit B.

1.03 DEPOSITORY

An FDIC insured bank located in the United States of America, designated by Manager and approved by Owner.

1.04 WORKING CAPITAL RESERVE

An amount of S15,000 to be maintained by Manager during the term hereof, to be used in connection with the operation of the Project in accordance with the terms hereof, and restored per the terms of Section 4.04.

1.05 FISCAL YEAR

The year beginning JANUARY 1st and ending DECEMBER 31st.

1.06 BUDGET

A composite of (i) an operations Budget, which shall be an estimate of receipts and expenditures for the operation of the Project during a Fiscal Year, including a schedule of expected apartment rentals (excluding security deposits) for the period stated herein and a schedule of expected special repairs and maintenance projects, and (ii) a capital Budget, which shall be an estimate of capital replacements, substitutions of, and additions to, the Project for the Fiscal Year.

1.07 GROSS RECEIPTS

The entire amount of all receipts, determined on a cash basis, from (a) tenant rentals, parking rent and other charges collected pursuant to tenant leases for each month during the term hereof; provided, however, that there shall be excluded from tenant rentals any tenant security deposits (except as provided below); (b) cleaning, tenant security and damage deposits forfeited by tenants in such period; (c) laundry and vending machine income; (d) any and all receipts from the operation of the Project received and relating to such period; (e) proceeds from rental interruption insurance; and (f) any other sums and charges collected in connection with termination of the tenant leases. Gross Receipts do not include the proceeds of (i) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Project, (ii) any loans to the Owner whether or not secured by all or any part of the Project, (iii) any capital contributions to the Owner, (iv) any insurance (other than rental interruption insurance) maintained with regard to the Project, or (v) proceeds of casualty insurance or damage claims as a result of damage or loss to the Project.

1.08 PROJECT EMPLOYEES

Those persons employed by Manager on-site as a management staff; e.g., senior manager, manager, assistant managers, leasing agents, maintenance personnel, courtesy officers, and other personnel necessary to be employed in order to maintain and operate the Project.

Section 2 DUTIES AND RIGHTS OF MANAGER

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2.01 APPOINTMENT OF MANAGER

During the term of this agreement, Manager agrees, for and in consideration of the compensation provided in section 1.02, and Owner hereby grants to Manager the sole and exclusive right, to supervise and direct the leasing, management, and operation of the Project as per the authority granted herein. All services performed by Manager under this Agreement shall be done as an independent contractor of Owner. All obligations or expenses incurred hereunder, including the pro rata portion used in connection with, or for the benefit of the Project for all purchases, contracts, sales or services in bulk or volume which Manager may obtain for discount or convenience in connection thereof shall be for the account of, on behalf of, and at the expense of, Owner except as otherwise specifically provided. Owner shall not be obligated to reimburse Manager for (a) expenses for office equipment or office supplies of Manager unless incurred for the Project in accordance with the Budget (b) for any overhead expenses of Manager incurred with respect to its general offices, costs relating to accounting services performed hereunder, or duties performed on a supervisory level or services rendered for other apartment projects.

2.02 GENERAL OPERATION

Manager shall operate the Project in the same manner as is customary and usual in the operation of comparable facilities, and shall provide such services as are customarily provided by operators of apartment projects of comparable class and standing consistent with the Project's facilities, subject, however, in all events to the limitations of the Budget. In addition to the other obligations of Manager set forth herein, Manager shall render the following services and perform the following duties for Owner in a timely, faithful, diligent and efficient manner: (a) coordinate the plans of tenants for moving their personal effects into the Project or out of it, with a view toward scheduling such movements so that there shall be a minimum of inconvenience to other tenants; (b) maintain businesslike relations with tenants whose service request shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each; (c) use its commercially reasonable efforts to collect all monthly rents due from tenants and rent for users or lessees of other non-dwelling facilities in the Project, if any; request, demand, collect, receive and receipt for any and all charges or rents which become due to Owner, and at Owner's expense, take such legal action as may be necessary or desirable to evict tenants delinquent in payment of monthly rental, other charges (security deposits, late charges, etc.); (d) prepare or cause to be prepared for execution and filing by the Manager as an independent contractor all forms, reports and returns required by all federal, state or local laws in connection with the unemployment insurance, workers' compensation insurance, disability benefits, Social Security and other similar taxes now in effect or hereafter imposed, and also any other requirements relating to the employment of personnel; (e) use its commercially reasonable efforts at all times during the term of this agreement to operate and maintain the Project according to the highest standards achievable consistent with the operation of comparable quality units and the limitations of the Budget; (I) supervise all maintenance, construction, work and repairs except for nonrecurring capital improvements costing in excess of $25,000; (g) advertise when necessary, at Owner's expense, the availability for rental for the Project units and display "for rent" or other similar signs upon the Project, it being understood that Manager may install one or more signs on or about the Project stating that same is under management of Manager and may use in a tasteful manner Manager's name and logo in any display advertising which may be done on behalf of the Project; and (h) sign, renew and cancel tenant leases for the Project, write apartment leases for terms of not less than seven (7) months (or on a month to month basis following the expiration of the initial term of a tenant lease) to bona fide individuals, for monthly rental established from time to time by Owner, based upon Manager's recommendations; provided, however, that if set forth in the Budget Project employees may occupy apartment units on a month to month basis with or without an executed tenant lease. Manager shall exercise its commercially reasonable efforts to include the Project in signage advertising rentals available to be placed at the Project during the lease-up period.

2.03 BUDGET

(a) Manager shall submit for Owner's approval no later than thirty (30) days prior to the beginning of each successive Fiscal Year the Budget for the ensuing Fiscal Year. The Budget shall be approved by Owner thirty (30) days after receipt, and in the event Owner fails to disapprove all or part of the Budget within such period, the Budget shall be deemed to be approved. In the event Owner disapproves the Budget, in whole or in part, Owner and Manager shall jointly prepare the Budget a soon as may be reasonably practicable. Until a complete new Budget is approved, Manager shall operate on the Budget or part thereof which is approved and the disapproved items shall be governed by the like item approved for the prior Fiscal Year, with the exception of expenses for personnel which may be reasonably increased based on existing competitive conditions unless the increase for personnel is the item that is being disputed, in which case expenses for personnel will not be increased. The Budget shall reflect the schedule of monthly rents proposed for the new Fiscal Year. It shall also constitute a major control under which Manager shall operate the Project, and there shall be no substantial variances therefrom except for the variations which are in compliance with Section 2.07(a). Consequently, no expenses may be incurred or commitments made by Manager in connection with the maintenance and operation of the Project which reasonably exceed the amounts allocated to any particular operating expense category (i.e. Payroll/Landscape/Security/Redecorating/ Maintenance/ Marketing/Administrative/Capital) in the Budget for the period in question in the approved Budget by more than the greater of (x) $10,000 or (y) ten percent (10%) without the prior consent of Owner; provided, however, that the foregoing limitation with respect to incurring any expense not covered by the Budget shall not apply to expense relating to taxes, insurance or utilities. Manager makes no guaranty, warranty or representation whatsoever in connection with the Budgets or the operational results of owning the Project, such being intended as estimates only. Manager will use its commercially reasonable efforts to develop the Budget and manage the Project in accordance with the Budget.

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(b) In the event there shall be a substantial variance of greater than 10% between the results of operations for any month and the estimated results of operations for such month as set forth in the Budget, Manager shall furnish to Owner, within twenty (20) days after the expiration of such month, a written explanation as to reasons for such variance. If substantial variances have occurred or are anticipated by Manager during the remainder of any Fiscal Year, Manager shall prepare and submit to Owner a revised Budget covering the remainder of the Fiscal Year with an explanation for the revision.

2.04 PROJECT EMPLOYEES AND OTHER PERSONNEL

(a) Manager shall investigate, hire, train, instruct, pay, promote, discharge and supervise the work of the Project employees and shall supervise, through the Project employees, the firing, promotion, discharge and work of all other operating and service employees performing services in, for or about the Project, all in the name of Manager. Manager shall be solely responsible for legal compliance concerning the foregoing activities and shall indemnify and hold harmless Owner from employee claims and violations of law by Manager in respect to employment matters. As some of the Project employees may be required to reside at the Project and be available on a full-time basis in order to perform properly the duties of his/her employment, it is further understood and agreed that the Project employees (including his/her spouse and dependent children), in addition to his/her salary and fringe benefits, may receive up to a 20% discount on the normal rental rates for any unit such employee is required to occupy.

(b) The Project employees shall be employees of Manager. Owner shall reimburse Manager bi-weekly, for the total aggregate compensation, including salary and fringe benefits, payable with respect to the Project employees and any temporary employees performing duties at the Project. The term "fringe" benefits, as used herein, shall mean and include the employee's contribution of FICA, unemployment compensation and other employment taxes, workers' compensation, group life and accident and health insurance premiums, and disability and other similar benefits paid or payable to employees on other projects operated by Manager. The cost of such Project employees shall be outlined and approved in the Annual Budget.

2.05 CONTRACTS AND SUPPLIES

Subject to the Budget the Manager shall, in the name of, and on behalf of, Owner and at Owner's expense, consummate arrangements with unrelated third party concessionaires, licensees, tenants or other intended users of the facilities of the Project, shall enter into contracts for furnishing to the Project electricity, gas, water, steam, telephone, cleaning, vermin exterminators, furnace and air-conditioning maintenance, security protection, pest control, landscaping, and any other utilities, services and concessions which are provided in connection with the maintenance and operation of apartment projects which are comparable to the Project and in accordance with standards comparable to those prevailing in other comparable apartment projects, and shall place purchase orders for such equipment, tools, appliances, materials and supplies as are reflected in the Budget and necessary to maintain the Project. Manager will attempt to make all contracts cancelable within (30) days written notice and assignable to mortgagee(s) of the Project. Any contracts that are not terminable on 30 days notice requires Owners written consent.

2.06 MANAGER'S SERVICES

In the performance of its duties under this agreement, it is agreed that Manager may enter into any contract on behalf of Owner with subsidiaries and affiliates of Manager for the furnishing of services to the Project, including but not limited to the purchasing of furniture, operating equipment, operating supplies, maintenance and landscaping services, and advertising, provided, however, that the net cost for similar quality of supplies and services to Owner of such contracting is competitive with such services or supplies customarily used in the industry, whose services or supplies are reasonably available to the industry and whose services or supplies are reasonably available to the Project. Manager shall provide to Owner, upon submission of the Budget, or upon reasonable interim requests by Owner, evidence of solicitation for competitive pricing on those outside services enumerated above.

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2.07 ALTERATIONS, REPAIRS AND MAINTENANCE

(a) To the extent adequate funds are made available to Manager by Owner for these purposes, Manager shall make or install, or cause to be made and installed at Owner's expense, and in the name of Owner, all necessary or desirable repairs, interior and exterior cleaning, painting and decorating, plumbing, alterations, replacements, improvements and other normal maintenance and repair work on and to the Project as are customarily made by Manager in the operation of apartment Projects or are required by any lease; provided, however, that no unbudgeted expenditures in excess of $1,000 per item, or a total of $5,000 annually, may be made for such purposes without the prior approval of Owner. Manager may make emergency repairs involving manifest danger to life or property which are immediately necessary for the preservation of the safety of the Project, or for the safety of the tenants, or are required to avoid the suspension of any necessary service to the Project, in which event such reasonable expenditures may be made by the Manager without prior approval and irrespective of the cost limitations imposed by this Section 2.07, provided that Owner or its successor in interest is notified in a timely manner and thereafter given written notice of such situation and such costs incurred.

(b) In accordance with the terms of the Budget or upon written demand and/or approval (except in the case of emergency) of Owner, Manager shall, at Owner's expense, from time to time during the term hereof, make all required capital replacements or repairs to the Project. Subject to obtaining Owner's prior written approval with regard to sums necessary to cover costs of such capital replacement or repairs, Manager shall first use any excess funds available from operations and/or reserves and upon exhausting such funds will then request funds to be furnished by the Owner. All extraordinary supervision cost incurred by Manager or Manager's employees shall be paid for out of funds for replacements or repairs. Manager shall provide cap ex and/or due diligence type services on a time and materials basis. The rate for such services shall be determined jointly by Manager and Owner.

2.08 LICENSES AND PERMITS

Manager shall, in a timely manner, apply for, and thereafter use commercially reasonable efforts to obtain and maintain in the name and at the expense of Owner all licenses and permits (including deposits and bonds) required of Owner or Manager in connection with the management and operation of the Project. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits.

2.09 COMPLIANCE WITH LAWS

Manager, at Owner's expense, shall use its commercially reasonable efforts to cause all acts and duties to be done in and about the Project to comply with all laws, regulations and requirements of any federal, state, regional, county or municipal government, having jurisdiction respecting the use or manner of use of the Project or the maintenance, alteration or operation thereof.

2.10 LEGAL PROCEEDINGS

Manager shall institute, in its own name or in the name of Owner, but in any event at the expense of Owner, any and all legal actions or proceedings which Manager deems reasonable to collect charges, rent or other income from the Project, or to dispossess tenants or other persons in possession, or to cancel or terminate any lease, license or concessions agreement for the breach thereof, or default thereunder by any tenant, licensee or concessionaire, provided, that the legal fees and related costs in connection with such proceeding do not exceed the Budget.

2.11 DEBTS OF OWNER

In the performance of its duties as Manager, Manager shall act solely as the representative of the Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Project shall be the debts and liabilities of the Owner only, and Manager shall not be liable for any such debts or liabilities incurred within the scope of this agreement.

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Section 3 MANAGEMENT FEES

3.01 MANAGEMENT FEE

The Owner shall pay to Manager, during the term hereof, the management fee for the current month on or before the tenth (10th) day of each month; provided, however that with respect to the management fee due for the last month of the term hereof, such management fee shall be payable on the last day of such month. Any amounts not paid when due will accrue simple interest at prime plus five percent (5%). Manager shall have the right to withdraw the monthly fee from the operating account established by Manager.

3.02 PLACE OF PAYMENT

All sums payable by Owner to Manager hereunder shall be payable to Manager at 1701 West Hillsboro Blvd., Suite 401, Deerfield Beach, FL 33442, unless the Manager shall, from time to time, specify a different address in writing.

Section 4 PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

4.01 BANK DEPOSITS

All monies received by Manager for, or on behalf of, Owner shall be deposited by Manager with the Depository. Manager shall maintain separate accounts for such funds consistent with the system of accounting of the Project. All funds on deposit shall be managed by Manager subject to the terms hereof. All monies of Owner held by Manager pursuant to the terms hereof shall be held by Manager in trust for the benefit of Owner to be held and disbursed as herein provided. In no event shall Manager be responsible for any loss to amounts on deposit caused by the insolvency or other similar event or occurrence with respect to the Depository.

4.02 SECURITY DEPOSIT ACCOUNT

Manager shall comply with all applicable laws with respect to security deposits paid by tenants. All security deposit funds held by Manager shall at all times be the property of Owner, subject to all applicable laws with respect thereto.

4.03 DISBURSEMENT OF DEPOSITS

Manager shall disburse and pay all funds on deposit on behalf of and in the name of Owner, in such amounts and at such times as the same are required in connection with the ownership, maintenance and operation of the Project on account of all taxes, assessments and charges of every kind imposed by any governmental authority having jurisdiction over the Project, and all costs and expenses of maintaining, operating and supervising the operation of the Project, including, but not limited to, the management fee due hereunder, salaries, fringe benefits and expenses of the Project employees, insurance premiums, debt service, legal and accounting fees and the cost and expense of utilities, services, marketing, advertising and concessions. To the extent there are insufficient funds to pay all of such costs and expenses, Manager shall pay such of the foregoing items in the order and manner selected by Manager

4.04 WORKING CAPITAL

In addition to the funds derived from the operation of the Project, Owner shall furnish and maintain in the operating accounts in such bank or banks at least $15,000 and or such other funds as may be necessary to discharge financial commitments required to efficiently operate the Project, to meet all payrolls and the management fee, and satisfy, before delinquency, all accounts payable. Manager shall have no responsibility or obligation with respect to the furnishing of such funds.

4.05 EXCESS FUNDS

Any excess operating funds shall be transferred to Owner by deposit to a bank account opened and maintained solely by Owner, provided the Manager shall not be required to make any such transfer if the transfer would reduce the balance of operating funds below those funds reasonably required to pay ongoing or anticipated operating expenses and provide for recurring expenses such as real estate taxes and insurance premiums which may be due in large lump sum payments.

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4.06 AUTHORIZED SIGNATURES

Any persons from time to time designated by Manager and agreed to in writing by Owner shall be authorized signatories on all bank accounts established by Manager hereunder and shall have authority to make disbursements from such accounts. Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Section 4, only upon the signature of an individual who has been granted that authority by Owner. Owner may at any time and at Owner's sole discretion direct Manager to withdraw funds and make disbursements from such accounts. All persons who are authorized signatories or who in any way handle funds for the Project shall be bonded in the minimum amount of $100,000. At the beginning of each year and as new persons shall be designated authorized signatories, Manager shall provide Owner with evidence of such bonding. Any expenses relating to such bond for on-site employees and for off-site employees shall be borne by Manager.

Section 5 ACCOUNTING

5.01 BOOKS AND RECORDS

Manager shall keep on a GAAP basis on behalf of Owner and shall supervise and direct the keeping of a comprehensive system of office records, books and accounts pertaining to the Project. The cutoff date of the accounting shall be the last of day of each calendar month. Such records shall be subject to examination at the office where they are maintained by Owner or its authorized agents, attorneys and accountant at all reasonable business hours and upon reasonable, advance notice to Manager

5.02 PERIODIC STATEMENTS

(a) On or before twenty (20) days following the end of each calendar month, Manager shall deliver, or cause to be delivered, to Owner (i) an income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to date; (ii) a comparison of income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to date; (iii) a comparison of income and expenses to the Budget; and (iv) cash balances for savings and operating accounts as of the last day of such month. Manager shall, at its option, (i) preserve all invoices for a period of four (4) years or (ii) at the expiration of each Fiscal Year deliver all invoices to Owner. Such statements and computations shall be prepared from the books on account of the Project and shall be subject to change from time to time by owner or manager, provided, however manager shall not substantively decrease the quality of the information provided

(b) Within forty-five (45) days after the end of such Fiscal Year, Manager will deliver to the Owner, an income and expense statement as of Fiscal Year end, and the results of operation of the Project during the preceding Fiscal Year (anything contained herein to the contrary notwithstanding, however, Manager shall not be obligated to prepare any of Owner's state or federal income tax returns).

(c) Manager should also prepare and provide to owners such reports and information as required by owner to prepare all required tax reports.

(d) In the event that Owner or Owner's Mortgagee(s) requires an audit, the Manager shall cooperate with the auditors. In addition, manager shall reasonably corporate with the auditors in connection with the request of any indirect owner of Owner, and shall work in good faith with its designated representatives, accountants, or auditors to enable compliance with its public reporting, attestation, certificates, and other requirements under applicable securities laws and regulations, including for testing internal controls or procedures.

(e) Owner may request and Manager shall provide when available such monthly, quarterly and/or annual leasing and management reports that relate to the operations of the project as Manager customarily provides the Owners of properties it manages.

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(f) Owner may make reasonable request for additional reporting as may be required for REIT compliance, SEC filing, and disclosure requirements.

5.03 EXPENSES

All costs and expenses incurred in connection with the preparation of any statements, budgets, schedules, computations and other reports required under this Section 5, or under any other provisions of this agreement, shall be borne by the Manager. Any costs and expenses incurred in connection with the preparation of any statement or report not provided for under this Section 5, or any other provisions of this agreement, shall be borne by Owner.

Section 6 GENERAL COVENANTS OF OWNER AND MANAGER

6.01 OPERATING EXPENSES

The Owner shall be solely liable for the costs and expenses of maintaining and operating the Project, and shall pay, or Manager shall pay on Owner's behalf, all such costs and expenses, including, without limitation, the salaries of all Project employees. Owner covenants to pay all sums for operating expenses (including the fees due Manager hereunder) in excess of Gross Receipts required to operate the Project upon written notice and demand from Manager within ten (10) days after receipt of written notice. Owner further recognizes that the Project may be operated in conjunction with other projects and that costs may be allocated or shared between such projects on a more efficient and less expensive method of operation. In such regard, Owner consents to the allocation of costs and/or the sharing of any expenses in an effort to save costs and operate the Project in a more efficient manner to be allocated in a manner not prejudicial to Owner, provided that such sharing arrangements are approved by Owner in writing.

6.02 OWNER'S RIGHT OF INSPECTION AND REVIEW

Owner and Owner's accountants, attorneys and agents have the right to enter upon any part of the Project at any reasonable time during the Term of this Agreement for the purpose of examining or inspecting the Project or examining or making copies of books and records of the Project. Any inspection shall be done with as little disruption to the business of the Project as possible. Books and records of the Project shall be kept, as of the commencement date, at the Project or at the location where any central accounting and bookkeeping services are performed by Manager but at all times shall be the property of Owner.

6.03 INDEMNIFICATION AND HOLD HARMLESS BY OWNER

Except for the gross negligence or willful misconduct of Manager in connection with actions or policies which have not been expressly approved or required by Owner in writing, Owner shall indemnify, hold harmless, and defend Manager (and Manager's partners, directors, shareholders, officers, employees, and agents), with counsel reasonably satisfactory to Manager, from and against any and all liabilities, claims, causes of action, suits, losses, demands and expenses whatsoever including, but not limited to attorneys' fees, paralegal expenses and costs arising out of or in the connection with the ownership, maintenance or operation of the Property or this Agreement or the performance of Manager's agreements hereunder (collectively "Claims"), including but not limited to, Claims involving the operation and maintenance of the security alarm system located at the property, matters in which Manager is acting under the express or implied directions of Owner, and the loss of use of property following and resulting from damage or destruction. In all cases, Owner's Liability Insurance, as defined in Section 8.01 below, will be required to cover all actions of Manager such that the Owner's insurer agrees to provide Owner and Manager a defense (whether or not such defense is provided with a reservation of rights by the insurer). The indemnification by Owner contained in this Section 6.03 is in addition to any other indemnification obligations of Owner contained in this agreement, and is not limited by or to Owner's liability insurance.

6.04 INDEMNIFICATION BY MANAGER

Manager shall indemnify Owner from and against all Claims for bodily injury and property damage which (i) arise out of or are a result of the gross negligence or willful misconduct of Manager except where attributable to actions or policies expressly approved or required by Owner in writing and (ii) result in liability to Owner, including but not limited to, liability to Owner as a result of a final adjudication or judgment on the merits by a court or arbitration proceeding and liability to Owner as a result of a good faith settlement by Owner of such Claims. Manager shall have no obligation to furnish Owner with a defense or with counsel to defend any Claims which may be asserted or made against Owner, regardless of the nature of the allegations. If, however, any such Claims result in liability to Owner, Manager shall reimburse Owner for any attorneys' fees and costs actually and reasonably incurred by Owner to defend the portion or portions of such Claims against Owner which arise out of or are a result of the gross negligence or willful misconduct of Manager (except actions or policies expressly approved or required in writing by Owner).

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6.05 SURVIVAL OF INDEMNITY OBLIGATIONS

The indemnification and hold harmless obligations of the parties in the Sections 6.02 and 6.03 shall survive the expiration or earlier termination of this agreement.

Section 7 DEFAULTS AND TERMINATION RIGHTS

7.01 DEFAULT BY MANAGER

Manager shall be deemed to be in default hereunder in the event Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such default shall continue for a period of, in the case of any default which can be cured by the payment of a liquidated sum of money, ten (10) days and, in the case of all other defaults, thirty (30) days after notice thereof by Owner to Manager.

7.02 REMEDIES OF OWNER

Upon the occurrence of an event of default by Manager as specified in Section 7.01 hereof, Owner shall have the right to pursue any remedy it may have at law or in equity (provided that in no event shall Manager ever be liable to Owner for, and Owner hereby waives all rights to receive, punitive, consequential or exemplary damages), it being expressly understood that although Owner has no further obligation to pay any fee due hereunder, Manager shall remain liable for any losses suffered as a result of Manager's default and the resulting termination of this agreement. Upon such termination, Manager shall deliver to Owner any funds, books and records of Owner then in the possession or control of Manager and all accounts established by Manager for security deposits.

7.03 DEFAULTS BY OWNER

Owner shall be deemed to be in default hereunder in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner, and such default shall continue for a period of, in the case of any default which can be cured by the payment of a liquidated sum of money, ten (10) days and, in the case of all other defaults, thirty (30) days after notice thereof by Manager to Owner.

7.04 REMEDIES OF MANAGER

Upon the occurrence of an event of default by Owner as specified in Section 7.03 hereof, Manager shall be entitled to terminate this Agreement, and upon any such termination by Manager pursuant to this Section 7.04, Manager shall have the right to pursue any remedy it may have or in equity (provided that in no event shall Owner ever be liable to Manager for, and Manager hereby waives all rights to receive, punitive, consequential or exemplary damages), except that Owner shall continue to be obligated to pay and perform all of its obligations which have accrued as of the date of termination and provided further that the fee payable under Section 3.01 shall continue to be paid.

7.05 EXPIRATION OF TERM

Upon the expiration of the Term hereof pursuant to Section 1.01 hereof, unless sooner terminated pursuant to Sections 7.02, 7.03, 9.09 or 9.12, Manager shall deliver to Owner all funds, including tenant security deposits, books and records of Owner then in possession or control of Manager, save and except such sums as are then due and owing to Manager hereunder.

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7.06 TERMINATION

Owner or Manager may terminate this Agreement for any reason upon a 30 day notice.

Section 8 INSURANCE AND INDEMNIFICATION

8.01 PROPERTY INSURANCE

Owner shall cause to be placed and kept in force property damage insurance in the amount of the full replacement cost of the Project, and such other property insurance as Owner may elect, at Owner's expense. Owner shall furnish to Manager appropriate endorsement and certificate of insurance.

8.02 OWNER'S LIABILITY INSURANCE

During the term of this Agreement and all renewals hereof, Owner, at Owner's expense, shall carry and maintain primary commercial general liability insurance and blanket contractual liability insurance on an "occurrence" basis, naming Manager as an additional insured (through endorsements in form and substance satisfactory to Manager), with limits of not less than One Million Dollars ($1,000,000.00) per occurrence (the "Owner's Liability Insurance"). The Owner's Liability Insurance shall include coverage for losses arising from the ownership, management, and operation of the Property. Owner shall provide to Manager a Certificate of Insurance evidencing such coverage from an insurance carrier reasonably acceptable to Manager (A.M. Best Rating of A VIII or higher) reflecting that the Owner's Liability Insurance is effective in accordance with this section and that the Owner's Liability Insurance will not be canceled without at least thirty (30) days prior written notice to Manager.

8.03 MANAGER'S LIABILITY INSURANCE

During the term of this Agreement and all renewals thereof, Manager, at Manager's expense, shall carry and maintain liability insurance for the benefit of Manager (the "Manager's Liability Insurance"). Such insurance shall include employment, auto liability and commercial general liability equal to or greater than $1,000,000. Owner shall be named additional insured.

8.04 OWNER'S LIABILITY INSURANCE SHALL BE PRIMARY

In connection with claims by third parties, as between Owner's Liability Insurance and Manager's Liability Insurance, Owner's Liability Insurance shall for all purposes be deemed the primary coverage. No claim shall be made by Owner or its insurance company under or with respect to any insurance maintained by Manager except in the event that Owner's Liability Insurance is exhausted (and then only to the extent Manager has liability for the insured event) or in the event such claim is caused solely by gross negligence (except actions or policies specifically approved or required by Owner) or willful misconduct (except actions or policies specifically approved or required by Owner) on the part of Manager or Manager's employees. The Owner shall have its insurance carrier accept and endorse these coverage requirements.

8.05 WAIVER OF SUBROGATION

Each insurance policy maintained by Owner or by Manager with respect to the Property shall contain a waiver of subrogation clause, so that no insurers shall have any claim over or against Owner or Manager, as the case may be, by way of subrogation or otherwise, with respect to any claims that are insured under such policy. All insurance relating to the Property shall be only for the benefit of the party securing said insurance and all others named as insureds. Notwithstanding any contrary provision of this agreement, Owner and Manager hereby release each other from and waive all rights of recovery and claims under or through subrogation or otherwise for any and all losses and damages to property to the extent caused by a peril insured or insurable under the policies of insurance required to be maintained under this agreement by the waiving party and agree that no insurer shall have a right to recover any amounts paid with respect to any claim against Owner or Manager by subrogation, assignment or otherwise.

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8.06 HANDLING CLAIMS

Manager shall report within a reasonable amount of time to Owner all accidents and claims of which it is aware for damage and injury relating to the ownership, operation, and maintenance of the Property and any damage or destruction to the Property coming to the attention of Manager and will assist Owner in Owner's attempts to comply with all reporting and cooperation provisions in all applicable policies. Manager is authorized to settle on Owner's behalf any and all claims against property insurers not in excess of $1,000, which includes authority for the execution of proof of loss, the adjustment of losses, signing of receipts, and the collection of money. If the claim is greater than $1,000, Manager shall act only with the prior written approval of Owner.

8.07 WORKERS' COMPENSATION INSURANCE

Manager shall cause to be placed and kept in force workers' compensation insurance in compliance with all applicable federal, state, and local laws and regulations covering all employees of Manager and Manager shall furnish Owner certificates of same. Owner shall reimburse Manager for its expense on the basis of Manager's current workers' compensation rates, the payroll of the Project, and Manager's current premium discounts. This will include any increase to expense derived from subsequent audits. In the event subsequent audits result in an increase in Manager's Workers' Compensation costs, then Owner shall reimburse Manager for the increased amount.

8.08 DISHONESTY INSURANCE

Manager, at its expense which is not reimbursable, shall furnish employee dishonesty insurance with limits of at least $1,000,000 per loss and in an amount sufficient to cover all employees (whether on-site or off-site) employed by Manager who shall be responsible for handling any moneys belonging to Owner that come under custody or control of Manager.

8.09 ENVIRONMENTAL INDEMNIFICATION

Owner agrees to defend, indemnify, and hold harmless Manager and Manager's partners, directors, shareholders, officers, and agents, against and from any and all actions, administrative proceedings, causes of action, charges, claims, commissions, costs, damages, decreed, demands, duties, expenses, fees, fines, judgments, liabilities, losses, obligations, orders, penalties, recourses, remedies, responsibilities, rights, suits, and undertakings of every nature and kind whatsoever, including, but not limited to, attorneys' fees and litigation expenses, from the presence of Hazardous Substances (as defined below) on, under or about the Project unless introduced to the property by Manager, or its agents or its employees.. Without limiting the generality of the foregoing, the indemnification provided by this paragraph shall specifically cover costs incurred in connection with any investigation of site conditions or any remediation, removal or restoration work required by any federal, state or local governmental agency because of the presence of Hazardous Substances in, on, under or about the Property, except to the extent that the Hazardous Substances are present as a result of gross negligence, criminal activity, or any willful misconduct of Manager or its employees. For purposes of this section, "Hazardous Substances" shall mean all substances defined as hazardous materials, hazardous wastes, hazardous substances, or extremely hazardous waste under any federal, state or local law or regulation.

Section 9 MISCELLANEOUS PROVISIONS

9.01 GOVERNING LAW

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State where the property is located. Manager represents that it has qualified and licenses as necessary to do business in the State and submits generally to the jurisdiction of the courts in such State connection with all actions based on or arising out of this Agreement.

9.02 NOTICES

Owner shall designate a representative in all dealings with Manager, who shall, until further notice, be the person whose name is indicated beneath Owner's address set forth on the signature page hereof. Any notice or communication hereunder must be in writing, and may be given by registered or certified mail, and if given by registered or certified mail, same shall be deemed to have been given and received when a registered or certified letter containing such notice, property addressed, with postage prepaid, is acknowledged or refused; and if given otherwise than by registered mail, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Such notices or communications shall be given to the parties hereto at the addresses set forth opposite the names of the respective parties on the signature page hereof. Any party hereto may at any time by giving ten (10) days written notice to the other party hereto designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

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9.03 SEVERABILITY

If any term, covenant or condition of this agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this agreement or such other documents, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced to the fullest extent permitted by law.

9.04 NO JOINT VENTURE OR PARTNERSHIP

Owner and Manager hereby agree that nothing contained herein or in any document executed in connection herewith shall be construed as making Manager and Owner joint venturers or partners. In no event shall Manager have any obligation or liability whatsoever with respect to any debts, obligations or liabilities of Owner or visa versa, except as set forth herein.

9.05 MODIFICATION TERMINATION

This agreement terminates any and all prior management agreements between Owner and Manager relating to the Project, and any amendment, modification, termination or release hereof may be effected only by a written document executed by Manager and Owner.

9.06 ATTORNEYS' FEES

Should either party be required to employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this agreement, or to recover damages for the breach of this agreement, the non-prevailing party in any actions (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorneys' fees, expended or incurred in connection therewith. Each party is responsible for its own appellate fees and costs, if any.

9.07 TOTAL AGREEMENT

This agreement is a total and complete integration of any and all undertakings existing between Manager and Owner and supersedes any prior oral or written agreements, promises or representations between them regarding the subject matter hereof.

9.08 APPROVALS AND CONSENTS

If any provision hereof requires the approval or consent of Owner or Manager to any act or omission, such approval or consent shall not be unreasonably withheld or delayed.

9.09 CASUALTY

In the event that the Project, or any portion thereof, is substantially or totally damaged or destroyed by fire, tornado, windstorm, flood or other casualty during the term of this Agreement, Manager or Owner may terminate this Agreement upon giving the other party written notice of termination on or before the date which is thirty (30) days after the date of such casualty. In the event of termination pursuant to this Section 9.09, neither party hereto shall have any further liability hereunder.

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9.10 SPECIAL AGREEMENTS

Notwithstanding Manager's review of and recommendations in respect to capital repairs and replacements for the Property, Owner acknowledges that Manager is not an architect or engineer, and that all capital repairs, replacements and other construction in the Property will be designed and performed by independent architects, engineers and contractors. Accordingly, Manager does not guarantee or warrant that the construction documents for such work will comply with Applicable Law or will be free from errors or omissions, nor that any such work will be free from defects, and Manager will have no liability therefor. In the event of such errors, omissions, or defects, Manager will use reasonable efforts to cooperate in any action Owner desires to bring against such parties. Notwithstanding any contrary provision hereof, Owner agrees that no partner, agent, director, member, officer, shareholder, or affiliate of Manager shall be personally liable to Owner or anyone claiming by, through or under Owner, by reason of any default by Manager under this agreement, any obligation of Manager to Owner, or for any amount that may become due to Owner by Manager under the terms of this agreement otherwise. Further, notwithstanding any contrary provision of this agreement, the liability of Manager hereunder shall be limited to, in the aggregate, the face amount of any general liability insurance of Manager in accordance with section 8.03 hereof liability is finally determined less the aggregate amount of liability theretofore asserted against Manager hereunder.

9.11 COMPETITIVE PROJECTS

Manager may, individually or with others, provide management services in regard to and possess an interest in any other projects and ventures of every nature and description, including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, development and sale of real property and apartment projects other than the Project, whether or not such other ventures or projects are competitive with the Project, and Owner shall not have any right to the income or profits derived therefrom.

9.12 SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Either Manager or Owner may assign this Agreement upon obtaining the other party's prior written consent, provided that no consent shall be required for assignment to Owner's Mortgagee(s).

9.13 ADDITIONAL COMPENSATION

If additional services are required by Owner or Manager, not outlined herein, Owner agrees to pay Manager for such additional services under terms and conditions to be agreed upon by the parties. In addition, should the property sell Owner agrees to pay a $2,500 monthly accounting and reporting fee for each full or partial month required following the date of sale.

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Section 10 SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the day and year first above written.

Owner:

WAYPOINT ENDERS OWNER, LLC,
a Delaware limited liability company

By: /s/ Linda Lewis (Seal)
Name: Linda Lewis
Title: Authorized Signatory

Manager:

BRIDGE REAL ESTATE GROUP, LLC
d/b/a Waypoint Management

By: /s/ Michael Oliveri (Seal)
Name: Michael Oliveri
Title: Managing Member

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Exhibit A
Statements and Reports

1. Within fifteen (15) days following the end of each month, a statement of Operating Cash Flow for each month;

2. Within fifteen (15) days following the end of each month, a monthly GAAP basis balance sheet and GAAP basis profit and loss statement, with a cumulative calendar year cash basis balance sheet and GAAP basis profit and loss statement to date, and a statement of change in the Capital Account for each Member of Owner ("Member") the preceding month and year to date.

3. Within fifteen (15) days following the end of each month, the monthly and year to date activity which shall be furnished (without notice or demand) as follows:

a. Balance Sheet, including monthly comparison and comparison to year end (if applicable)

b. Budget Comparison, including month-to-date and year-to-date variances- Detailed Income Statement, including prior 12 months

c. Profit and loss statement compared to budget with narrative for any large fluctuations compared to budget.

d. Trial Balance that includes mapping of the accounts to the financial statements

e. Account reconciliations for each balance sheet account within the trial balance.

f. Detailed support for each account reconciliation including the following:

i.	Detail Accounts Payable Aging Listing— 0-30 days, 31-60 days, 61-90 days and over 90 days
ii.	Detail Accounts Receivable/Delinquency Aging Report - 0-30 days, 31-60 days, 61-90 days, over 90 days and prepayments
iii.	Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets. Purchases will be accounted for using Bluerock's capitalization policy.
iv.	Security Deposit Activity
v.	Mortgage Statement
vi.	Monthly Management Fee Calculation
vii.	Monthly Distribution Calculation
viii.	General Ledger, with description and balance detail
ix.	Monthly Check Register including copies of all checks disbursed and copies of cancelled checks.
x.	Market Survey, including property comparison, trends, and concessions
xi.	Rent Roll

g. Variance Report, including the following:

i.	Cap Ex Summary and Commentary
ii.	Monthly lncome/Expense Variance with note Yearly Income/Expense Variance with notes
iii.	Occupancy Commentary
iv.	Market/Competition Commentary
v.	Rent Movement/Concessions Commentary
vi.	Crime Commentary
vii.	Staffing Commentary
viii.	Operating Summary, with leasing and traffic reporting -Other reasonable reporting, as requested (e.g. Renovation/Rehab report)

h. All reports shall be prepared on an Accrual Basis in accordance with generally accepted accounting principles, and shall be as of each calendar month end. Agent shall furnish to Owner such other reports as may be reasonably requested by Members in order for such Members to be able to comply with any reporting requirements that are applicable to any such Member (or any Affiliate of any such Member) under any applicable organizational or offering documents affecting such Member or its Affiliates; and

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i. Within twenty (20) days of the end of each quarter of each Fiscal Year, Agent shall furnish to Owner such information as requested by Owner or its Members or affiliates as is necessary for any REIT Member of Owner (whether a direct or indirect owner) to determine its qualification as a real estate investment trust (a "REIT") and its compliance with any requirements for qualifying as a REIT (the "REIT Requirements") as shall be requested by Owner or its Members. Further, Agent shall cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates. The requesting Member shall bear the cost of any information or reports provided to Investor pursuant to this Section subpart (d).

[*]	Budget Comparison shall include (i) an unaudited income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to-date; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget. The balance sheet will show the cash balances for reserves and operating accounts as of the cutoff date for such month.

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Operating Budget

[See Attached]

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